UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 3)

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☑	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

RedEnvelope, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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201 Spear Street, 3rd Floor

San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 27, 2004

TO THE STOCKHOLDERS OF REDENVELOPE, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of RedEnvelope, Inc, a Delaware corporation (the “Company”), will be held on August 27, 2004, at 9:00 a.m., local time, at the Old Federal Reserve Building, located at 301 Battery Street, San Francisco, California 94111. The Annual Meeting will be held for the following purposes:

1. To elect six (6) directors, each to serve until the next annual meeting of stockholders and until his/her successor has been duly elected and qualified or until the earlier of his/her death, resignation, disqualification or removal.

2. To ratify the appointment of Deloitte & Touche LLP as RedEnvelope’s independent registered public accounting firm for the fiscal year ending April 3, 2005.

3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The enclosed Proxy Statement is being issued in connection with the solicitation of a proxy on the enclosed form by the Board of Directors of RedEnvelope, Inc. for use at the Annual Meeting. You are entitled to notice of, and to vote at, the Annual Meeting, or any adjournments or postponements thereof, if you were a stockholder of record at the close of business on July 9, 2004.

      All stockholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the meeting, please complete, date, sign and return the enclosed WHITE proxy card as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may still vote in person if you attend the meeting, even if you have returned your proxy, provided that you affirmatively indicate your intention to vote your shares in person and follow the procedures outlined in the Proxy Statement under “Voting Procedure.” Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a valid proxy card issued in your name.

      Your vote at this year’s Annual Meeting is especially important, no matter how many or how few shares you own. Please sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope promptly.

      A group of stockholders has stated that at the Annual Meeting, it intends to nominate its own opposing slate of eight candidates for election as directors and propose a resolution to increase the size of the Board of Directors to eight. The group may send you solicitation materials in an effort to solicit your votes to elect its opposing slate of eight candidates and to expand the size of the Board of Directors to eight. The Board of Directors believes that these actions are not in your best interests and we urge you not to return any proxy card that the group may send you.

      If you have any questions or need assistance in voting your shares, please call the firm assisting in the solicitation of proxies:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street, 10th Floor
New York, NY 10004
Banks and Brokers Call: (212) 440-9800
All Others Call Toll Free: (800) 501-4524

BY ORDER OF THE BOARD OF DIRECTORS

ERIC C. WONG
Chief Financial Officer and Secretary

Preliminary Proxy Statement

REDENVELOPE, INC.

201 Spear Street, 3rd Floor
San Francisco, California 94105
(415) 371-9100

2004 PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or “Board”) of RedEnvelope, Inc. (the “Company,” “RedEnvelope,” “us” or “we”) for use at the Annual Meeting of Stockholders to be held on August 27, 2004 at 9:00 a.m., local time, or at any adjournment or postponement thereof (the “Annual Meeting of Stockholders” or “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Old Federal Reserve Building, 301 Battery Street, San Francisco, California 94111.

      These proxy solicitation materials and our Annual Report to Stockholders for the fiscal year ended March 28, 2004, including financial statements, are being mailed on or about July [     ], 2004 to all stockholders entitled to notice of, and to vote at, the Annual Meeting.

Record Date and Quorum

      Only stockholders of record of RedEnvelope at the close of business on July 9, 2004 (the “record date”) are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 8,730,540 shares of our common stock, $0.01 par value per share, were issued and outstanding. On the record date, we had 130 stockholders of record and approximately 3,700 beneficial owners of our common stock. RedEnvelope common stock is listed for trading on the Nasdaq National Market under the symbol REDE. The presence in person or by proxy of the holders of a majority of the outstanding shares of RedEnvelope common stock entitled to vote at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Stockholders entitled to vote who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

Voting Procedure

      Each holder of record of RedEnvelope common stock at the close of business on the record date is entitled to one vote for each share held of record by such stockholder at the close of business on the record date on all matters to be voted on at the Annual Meeting. Stockholders of record may vote their shares in person at the Annual Meeting or by submitting a properly signed proxy card. All proxy cards received by RedEnvelope that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards.

      If you submit a signed WHITE proxy card that does not specify a vote, an abstention or an instruction to withhold authority, the shares represented by that WHITE proxy card will be voted FOR the six (6) nominees to the Board of Directors listed on the WHITE proxy card and in this Proxy Statement, AGAINST the resolution proposed by the Galloway Group (as defined below under “Information Concerning Competing

Solicitations”) to increase the size of the Board of Directors to eight members, if properly presented at the Annual Meeting and FOR the ratification of the appointment of Deloitte & Touche LLP as RedEnvelope’s independent registered public accounting firm for the fiscal year ending April 3, 2005. If any other matters are properly brought before the Annual Meeting, the enclosed WHITE proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the WHITE proxy card in their discretion.

      If you are a stockholder of record as of the record date and plan to vote in person at the Annual Meeting, you will need to bring a valid picture identification such as a driver’s license or passport.

      If you are the beneficial owner of shares held in street name as of the record date and wish to vote in person at the Annual Meeting, tell your broker that you are planning to attend the Annual Meeting and would like a proxy signed by the record holder of your shares. You will need to bring the signed proxy with you to the meeting and valid picture identification such as a driver’s license or passport in addition to documentation indicating share ownership. If you do not receive the signed proxy in time, bring with you to the meeting your most recent brokerage account statement showing that you owned RedEnvelope stock as of the record date. We can use that to verify your ownership of common stock and admit you to the Annual Meeting; however, you will not be able to vote your beneficial shares at the meeting without a proxy signed by the record holder of your shares. Please note that if you are the beneficial owner of shares held in street name and you request a proxy signed by the record holder of your shares, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person.

Vote Required

      Directors are elected by a plurality of votes cast, such that the six (6) nominees receiving the highest number of affirmative votes cast will be elected to the Board. Stockholders are not entitled to cumulate votes for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

      The Galloway Group’s proposed resolution to increase the size of the Board to eight members, if properly presented at the Annual Meeting, requires the affirmative vote of a majority of the shares represented in person or by proxy, entitled to vote and cast affirmatively or negatively for such resolution at the Annual Meeting.

      The ratification of the appointment of Deloitte & Touche LLP as RedEnvelope’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented in person or by proxy, entitled to vote and cast affirmatively or negatively for such proposal at the Annual Meeting.

      Abstentions and “broker non-votes” are counted for purposes of determining whether a quorum is present, but are not included in the tabulation of voting results. Abstentions and “broker non-votes” will have no effect on the election of directors since they have not been cast in favor of or against any nominee, nor will they have any effect on the proposal to ratify Deloitte & Touche LLP as RedEnvelope’s independent registered public accounting firm for the fiscal year ending April 3, 2005 or the Galloway Group’s proposed resolution, if properly presented at the Annual Meeting, since the approval of these items are based solely on the number of votes actually cast affirmatively or negatively. A “broker non-vote” occurs when a broker or other nominee does not have discretionary voting power with respect to a particular proposal and has not received instructions from the beneficial owner of the shares. Generally, brokers have discretion to vote shares on what are deemed to be routine matters, which, in most cases, include the election of directors and the ratification of auditors. Unless a stockholder whose shares are held of record by a broker instructs otherwise, the broker will generally have the authority to vote those shares on the ratification of the appointment of Deloitte & Touche.

      Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting. The inspector of election will determine whether or not a quorum is present at the Annual Meeting.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of RedEnvelope at our principal offices as set forth above a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person (in accordance with the procedure set forth above). Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting. Any proxy given pursuant to this solicitation also may be revoked by delivery to the Galloway Group (as defined below under “Information Concerning Competing Solicitations”) of a duly executed proxy bearing a later date, although the Company’s Board of Directors urges you not to sign or return any proxy card given you by the Galloway Group.

Proxy Solicitation

      The WHITE proxy card accompanying this Proxy Statement is solicited by the Board. The entire expense of preparing, assembling, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by RedEnvelope. Proxies will be solicited by mail. Proxies may be solicited personally, by telephone, electronic mail or by facsimile transmission through officers, directors, and regular employees of RedEnvelope, none of whom will receive additional compensation for assisting with the solicitation. Such persons are listed on Appendix A to this proxy statement. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of common stock as of the record date and will, if requested, reimburse such persons for the reasonable out-of-pocket costs of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and completing, signing and returning the enclosed WHITE proxy card will help to avoid additional expense.

Information Concerning Competing Solicitations

      Scott Galloway, one of the Company’s current directors, together with R. Ian Chaplin, Martin McClanan and Michael L. Meyer (the “Galloway Group”), have stated their intention to start a proxy fight and solicit proxies to elect their own slate of eight candidates instead of the candidates nominated and recommended by the Board of Directors, and to adopt a resolution to increase the size of the Board of Directors to eight. The Board does not believe that the election of the Galloway Group’s opposing slate of candidates and the related expansion of the Board of Directors to eight is in the best interests of the Company or in your best interests as a stockholder.

      On June 30, 2004, the Galloway Group filed with the Securities and Exchange Commission a Schedule 13D indicating that the Galloway Group might attempt to solicit a “no-confidence” vote from the Company’s stockholders by requesting that the stockholders “withhold” their vote from one or more members of the Company’s Board of Directors or might solicit proxies from the stockholders to vote for an opposing slate of director candidates in the event that the Company’s Board of Directors failed to agree to certain changes proposed by Mr. Galloway.

      Mr. Galloway had discussed with the Board, in a telephonic meeting on January 5, 2004 and meetings of the Board on January 29, 2004 and April 23, 2004, the changes that he felt should be made to the Company’s management and strategic direction. Specifically, Mr. Galloway discussed his disappointment in Company management following the third quarter of the Company’s 2004 fiscal year and his recommendation that the Board consider replacing top members of the Company’s management team; his desire to make changes to the Company’s operational strategy, specifically his desire to implement an aggressive acquisition strategy; and his belief that additional directors should be added to the Board. Mr. Galloway also discussed these same points with individual directors in one-on-one conversations between January and April 2004. In the course of these Board meetings and one-on-one conversations, the Board members considered carefully and deliberated on the recommendations made by Mr. Galloway.

      The non-employee Board members met in closed session following the January 5, 2004 telephonic Board meeting and discussed the performance of Company management, particularly with respect to the third quarter of the Company’s 2004 fiscal year. Non-employee Board members further discussed this matter in one-on-one conversations during the month of January 2004 and again met in closed session at the January 29, 2004 Board meeting to discuss the performance of Company management. The non-employee directors continued discussions on this matter in one-on-one conversations following the January 29th Board meeting. Through the course of these discussions, the non-employee directors determined that it was in the Company’s best interests to make certain changes to management, but, with the exception of Mr. Galloway, expressed confidence in the Company’s CEO and their desire to have her continue in that role, based on her experience and the steps she was taking to address operational issues.

      With respect to the acquisition of other businesses, the Company has, over the past year, reviewed numerous potential acquisition opportunities and concluded, in each case, that the costs and integration risks of effecting such an acquisition outweighed the potential benefits to the Company. The Company’s management provides updates to the Board on its review of potential acquisitions, including at the January 29, 2004 Board meeting. Company management strongly believes that long-term stockholder value can be best achieved, at this time, through internal growth and product development, rather than through the acquisition of other companies. The Board, with the exception of Mr. Galloway, supports the Company’s management in this conclusion because of the potential diversion of management and financial resources inherent in acquiring, integrating and managing another business. The Company, nevertheless, intends to continue to review carefully, with the Board’s input, acquisition opportunities as they arise in the future.

      With respect to the expansion of the Board to include additional directors, the Board believes that the inclusion of one or more additional qualified directors could be beneficial, provided that the right individuals are identified and recruited. The Board does not believe, however, that there is any meaningful benefit in simply adding numbers to the Board unless the new directors possess relevant experience and skills that are not already represented on the Board. As explained in further detail below, the Board’s nominating committee conducted a search for qualified director candidates and was unable to identify an individual that met the nominating committee’s criteria for recommendation to the Board as a director nominee that should be presented to the stockholders at the Annual Meeting.

      On July 6, 2004, Mr. Galloway sent an email to the non-employee directors requesting a meeting to revisit his concerns. On July 7, 2004, Michael Moritz sent a letter to Mr. Galloway, requesting that Mr. Galloway put his ideas about the Company’s management and direction in the form of a letter addressed to the Board so as to allow the other directors to prepare for any further discussions that may be necessary. In particular, the letter requested that Mr. Galloway set forth any concerns or proposals that he had not previously discussed with the Board. On July 9, 2004, Mr. Galloway sent an e-mail to Mr. Moritz in which he expressed his disappointment that he be asked to put his concerns in a letter. In this same e-mail, Mr. Galloway indicated that he would be forwarding shortly a slate of proposed nominees to the Company. Mr. Galloway stated that he would be willing to meet with the Board to discuss his concerns further, but Mr. Galloway did not see fit to put his concerns about the Company in a letter. He stated that any meeting with the Board could involve a discussion of his proposed director nominees. In an earlier verbal communication, Mr. Galloway told Mr. Moritz that he had no additional ideas to present that he had not previously discussed with the Board. Mr. Moritz then responded to Mr. Galloway in a letter dated July 9, 2004, stating that he took Mr. Galloway’s concerns very seriously and explaining that the purpose of his request for a letter was to eliminate any misunderstanding or confusion regarding Mr. Galloway’s requests of the Board and to permit the other directors to prepare properly for a discussion. In this letter, Mr. Moritz informed Mr. Galloway that the nominating committee would be pleased to consider any candidates that Mr. Galloway believed were appropriate for nomination.

      In an amended Schedule 13D filed on July 12, 2004, the Galloway Group alleged that the Company’s Board of Directors had insufficiently responded to their requests and indicated that Mr. Galloway would propose an opposing slate of nominees for election to the Company’s Board of Directors. Mr. Galloway, however, did not see fit to recommend any of his director candidates to the nominating committee of the Board for consideration under the thoughtfully-developed procedures for evaluating and qualifying director nominees (described below under “Director Nomination”), despite an invitation to all Board members to provide the nominating committee with the names and backgrounds of qualified candidates for nomination.

      Following the Company’s initial public offering and prior to the establishment of the nominating committee, members of the Board sought out referrals for qualified Board candidates from their own referral sources. Following the establishment of the nominating committee, members of the committee solicited suggestions for director nominees from all Board members as well as their own referral sources. The focus of the nominating committee’s search was for individuals with distinguished careers in the specialty retail and/or the logistics and operations fields and who possessed the requisite integrity and strength of character. The nominating committee carefully reviewed the qualifications of over a dozen candidates and performed detailed due diligence, consisting of reference checks and interviews, on several of these individuals. The members of the nominating committee conversed on a number of occasions between April 23, 2004 (the date the committee was established) and July 13, 2004, sharing their thoughts on the different candidates and determining which of such candidates merited further consideration. However, by July 13, 2004, the date that the committee convened a meeting to adopt its recommendation regarding director nominations, the Committee had not identified any candidates that it believed had the appropriate expertise and character to serve on the Company’s Board.

      On July 13, 2004, the Company’s Board of Directors convened a telephonic meeting, affording Mr. Galloway an opportunity to restate his concerns in an attempt to reach an amicable resolution. During this meeting, Mr. Galloway indicated that his demands of the Company’s Board were not being met and that he intended to solicit proxies from the Company’s stockholders in an effort to have his opposing slate of directors elected. As of the date of this Board meeting, Mr. Galloway had not yet provided to the Board or the nominating committee the names of his intended nominees. Mr. Moritz then conveyed the unanimous recommendation of the nominating committee, which had met previously and had prepared for the contingency of Mr. Galloway commencing a proxy fight, to nominate each of the current directors except Mr. Galloway. Mr. Moritz also conveyed the nominating committee’s unanimous recommendation to reduce the size of the Board to six (6), effective as of the Annual Meeting. The nominating committee previously had conducted a broad search for additional qualified Board candidates, but was unable to identify a candidate that met its criteria for Board membership. As a result, the nominating committee concluded that it was in the Company’s best interests to reduce the size of the Board to remove all vacancies and thereby eliminate the possibility that an individual who was not properly evaluated and qualified by the nominating committee could be nominated and elected at the annual meeting. Each of the directors voted in favor of adopting the nominating committee’s recommendations to nominate the current directors other than Mr. Galloway and to reduce the size of the Board to six (6) effective as of the Annual Meeting, except Mr. Galloway who voted against.

      On July 14, 2004, the Company received written notice from Mr. Galloway of his intention to nominate the following eight individuals for election as directors at the Annual Meeting in opposition to the recommendation of the Board of Directors: Scott Galloway, Darius W. Gaskins, Jr., Caryn Lerner, Martin McClanan, Michael Meyer, Robert M. Perkowitz, Amy Schoening and Gregory Shove (the “Opposing Slate”) and of his intention to propose a resolution to increase the size of the Company’s Board of Directors to eight to accommodate the Opposing Slate. On July 16, 2004, the Galloway Group filed preliminary proxy materials with the Securities and Exchange Commission and amended its filing on Schedule 13D, further confirming its intention to start a proxy fight.

      In light of the information set forth above, the stockholders should be aware that the Galloway Group will likely solicit proxies to vote for an opposing slate of nominees for election as directors of the Company at the Annual Meeting, and for a resolution to increase the size of the Company’s board of directors to eight in connection therewith. The Galloway Group has reported that it has retained a proxy soliciting firm to assist it if it commences a proxy solicitation.

      The Company’s Board of Directors urges you not to sign or return any proxy card sent to you by Mr. Galloway or his group and also urges you to vote AGAINST the proposed resolution to increase the size of the Company’s Board of Directors to eight, if properly presented at the Annual Meeting.

      As a result of the potential solicitation of proxies by the Galloway Group, the Company’s expenses related to its solicitation of proxies will exceed those normally spent for an annual meeting. Such additional costs, excluding the costs of litigation (if any), are expected to aggregate up to approximately $250,000, of which approximately $50,000 has been spent to date. The Company has retained the services of Georgeson Shareholder Communications (“Georgeson”) to assist in the solicitation of proxies for a fee of up to $70,000, plus expenses. Georgeson will employ approximately 30 people to solicit proxies from RedEnvelope stockholders. The additional solicitation costs are expected to include the fees payable to Georgeson, fees of outside counsel to advise the Company in connection with a contested solicitation of proxies, increased mailing costs, such as the costs of additional mailings of solicitation materials to stockholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners of the Company’s stock, as described above, and the costs of retaining an independent inspector of election. The Galloway Group has indicated in its preliminary proxy materials that it may seek to have the Company pay the Galloway Group’s expenses for the proxy fight it intends to start, whether or not the Galloway Group succeeds in electing its Opposing Slate. If the Galloway Group’s Opposing Slate is elected, it would be able to approve the payment by the Company of these expenses. The Galloway Group estimates these expenses at $275,000, which would be in addition to the Company’s own expenses.

      Appendix A attached to this proxy statement sets forth certain information relating to RedEnvelope’s directors, officers and other participants who will be soliciting proxy’s on the Company’s behalf.

      The Board of Directors recommends that you vote FOR the Board’s nominees and AGAINST the Galloway Group’s Opposing Slate because neither the Board nor the Nominating Committee has had the opportunity to consider Opposing Slate candidates, other than Mr. Galloway himself, in accordance with the thoughtfully-developed procedures for evaluating and qualifying director nominees. The timing of Mr. Galloway’s actions is such that his submission of the Opposing Slate candidates bypasses the nominating procedures designed to probe the qualifications and experience of director candidates. The Board of Directors also recommends that you vote AGAINST the Galloway Group’s proposed resolution to expand the size of the Board of Directors to eight for the similar reason that the expansion would result in two vacancies on the Board of Directors, assuming that the Board’s six nominees are elected. Persons who have not been considered by the nominating committee and the Board of Directors could be elected at the Annual Meeting to fill those vacancies. The Board believes that such an outcome would not be in the best interests of the Company or its stockholders. The nominating committee continues to carefully review and evaluate potential candidates for nomination to the Board of Directors and at such time as the nominating committee identifies a candidate or candidates that meet the specific criteria and possess the specific skills sought in a director candidate, the nominating committee will recommend such individual or individuals to the Board of Directors for nomination at a subsequent stockholder meeting or to fill any vacancies that may exist, from time to time, on the Board of Directors.

      PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOUR SHARES ARE HELD IN “STREET NAME,” ONLY YOUR BANK OR BROKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE THE WHITE PROXY CARD AS SOON AS POSSIBLE.

      THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY MR. GALLOWAY OR HIS GROUP. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE.

NOMINEES FOR DIRECTOR

      The term of each member of the Board of Directors expires on the date of the Annual Meeting. The following table and related biographies set forth information regarding our nominees for director:

Name	Age	Position(s)

Michael Moritz(1)(3)	49	Director and Chairman of the Board
Michael E. Dunn(2)	40	Director
Karen Edwards(2)	42	Director
Charles Heilbronn(1)(3)	49	Director
Daniel R. Lyle(2)(3)	59	Director
Alison L. May	54	Chief Executive Officer, President and Director

(1)	Member of the Compensation Committee

(2)	Member of the Audit Committee

(3)	Member of the Nominating Committee

      Michael Moritz has served as a member of our Board of Directors since July 1999 and as Chairman of the Board since April 2003. Since 1988, Mr. Moritz has served as a general partner at Sequoia Capital, a venture capital firm. Mr. Moritz has served as a member of the board of directors of Saba Software, a provider of human capital development and management solutions, since August 1998. Since July 1993, Mr. Moritz has served as a member of the board of directors of Flextronics International Ltd., a contract electronics manufacturer, and since May 1999, Mr. Moritz has served as a director of Google, Inc. Mr. Moritz received an MA from Christ Church, University of Oxford.

      Michael E. Dunn has served as a member of our Board of Directors since August 2000. Mr. Dunn served as the President of Prophet Brand Strategy, Inc., a brand consulting firm, since June 1998 and has served as President and Chief Executive Officer of Prophet Brand Strategy since January 2000. From March 1994 to May 1998, Mr. Dunn served as the Chief Executive Officer of Context Integration, a systems integrator. Mr. Dunn received a BA in Economics from Haverford College and an MBA/MA in Business and Asian Studies from the University of California at Berkeley.

      Karen Edwards has served as a member of our Board of Directors since October 2003. From January 1996 to October 2001, Ms. Edwards served as Vice President, Worldwide Marketing with Yahoo! Inc. Ms. Edwards currently serves on the boards of 2Wire, Inc. and OurPictures, Inc. Ms. Edwards received a BA in Communications from Stanford University and an MBA from Harvard University.

      Charles Heilbronn has served as a member of our Board of Directors since October 2002. Since 1987, Mr. Heilbronn has held the position of Vice President and General Counsel at Chanel Limited, a luxury goods company marketing women’s clothing, leather goods, fragrances and cosmetics, fine jewelry and watches. Mr. Heilbronn received a Master in Law from Universite de Paris V, Law School and an LLM from New York University Law School.

      Daniel R. Lyle has served as a member of our Board of Directors since July 2003. Mr. Lyle served as a partner at PricewaterhouseCoopers LLP from 1982 to June 2003. Mr. Lyle received a BA in Economics from California State University, Northridge and an MBA from the University of California at Los Angeles.

      Alison L. May has served as the President, Chief Executive Officer and a member of our Board of Directors since April 2002. Prior to joining RedEnvelope, from March 2001 to April 2002, Ms. May served as the Chief Operating Officer at Gymboree Corporation, a children’s specialty retailer. Ms. May held the positions of President and Business Consultant at ALM Consulting from February 2000 to March 2001. From January 1997 to February 2000, Ms. May served as the Chief Operating Officer at Esprit de Corp., a clothing retailer. Ms. May served as the President and Chief Financial Officer of Patagonia, Inc., an outdoor clothing and equipment retailer, from December 1991 to April 1996. Ms. May holds an MBA in Finance from the University of Southern California and a BA in Spanish, Education, and History from Purdue University.

      The following information relates to Mr. Galloway, whom the Board is not nominating for re-election to the Board:

      Scott Galloway, age 39, has served as a member of the Board of Directors since June 2002. Mr. Galloway co-founded the Company in 1997 under the name Giftworks Online, Inc. and he served as a director of the Company from September 1997 to August 2000 and the Chairman of the Board of the Company from September 1997 to February 2000. Mr. Galloway also founded Prophet Brand Strategy, a brand consultancy, and served as Chief Executive Officer of Prophet from 1992 to 2000 and Chairman of the Board of Prophet from 2000 to 2002. From 2000 to 2002, Mr. Galloway served as the Chief Executive Officer and Chairman of the Board at Brand Farm, an e-commerce incubator. Mr. Galloway is a visiting assistant professor at the New York University Stern School of Business where he has taught brand strategy to second year MBA students since 2002. Mr. Galloway received an MBA from the Haas School of Business at the University of California at Berkeley and a BA in Economics from the University of California at Los Angeles.

      There are no family relationships among any of RedEnvelope’s directors or executive officers.

PROPOSAL ONE:

ELECTION OF DIRECTORS

      Currently, the number of directors authorized in accordance with our bylaws and subsequent board resolution is seven (7). Pursuant to the bylaws of the Company, the Board of Directors has adopted a further resolution to reduce the number of authorized directors to six (6), effective at the commencement of the Annual Meeting.

      Six (6) directors are to be elected at the Annual Meeting. Each director elected at the Annual Meeting will hold office until the next annual meeting of stockholders and his/her successor has been duly elected and qualified or until the earlier of his/her death, resignation, disqualification or removal.

      As stated above, the nominating committee of RedEnvelope’s Board of Directors has unanimously recommended for nomination to the Board and the Board nominates for election to the Board Alison L. May, Michael Moritz, Michael E. Dunn, Karen Edwards, Charles Heilbronn and Daniel R. Lyle. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these six (6) nominees. The nominees have consented to serve as directors of RedEnvelope if elected, and management has no reason to believe the nominees will be unable to serve as directors. In the event that any nominee of RedEnvelope becomes unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. The proxies being solicited by the Board will be voted for no more than six (6) nominees at the Annual Meeting.

      The directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

      The Board of Directors recommends a vote FOR the election of the six (6) nominees for election to the Board of Directors proposed by the Board. The Galloway Group may seek to elect an opposing slate of eight nominees to the Board of Directors and to increase the size of the Board of Directors to eight in connection therewith. The nomination of this opposing slate is in opposition to the nominations of Alison May, Michael Moritz, Michael E. Dunn, Karen Edwards, Charles Heilbronn and Daniel R. Lyle proposed by your Board. YOUR BOARD BELIEVES THAT THE ELECTION OF THE COMPETING NOMINEES WOULD NOT BE IN YOUR BEST INTERESTS AND URGES YOU NOT TO SUBMIT ANY PROXIES SENT TO YOU FOR THE PURPOSE OF ELECTING THE COMPETING NOMINEES OR INCREASING THE SIZE OF THE BOARD OF DIRECTORS.

      REDENVELOPE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MICHAEL MORITZ, MICHAEL E. DUNN, KAREN EDWARDS, CHARLES HEILBRONN, DANIEL R. LYLE AND ALISON MAY AS DIRECTORS.

      REDENVELOPE’S BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE GALLOWAY GROUP’S PROPOSED RESOLUTION TO EXPAND THE SIZE OF THE BOARD OF DIRECTORS TO EIGHT.

      PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED WHITE PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY MR. GALLOWAY OR HIS GROUP. IF YOU HAVE ALREADY DONE SO, YOU MAY REVOKE YOUR PREVIOUSLY SIGNED PROXY BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE.

BOARD INDEPENDENCE

      As required under the listing standards of the Nasdaq National Market, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definitions of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and RedEnvelope, its senior management and its independent registered public accounting firm, the Board of Directors affirmatively has determined that each of our non-employee directors are independent directors within the meaning of the applicable Nasdaq listing standards.

CODE OF ETHICS

      Our Board of Directors has adopted a Code of Ethics that is applicable to all of RedEnvelope’s employees, officers and directors. The Code of Ethics contains standards that promote honest and ethical conduct by such individuals. A copy of the RedEnvelope Code of Ethics is available on our website at www.redenvelope.com.

DIRECTOR NOMINATION

      Criteria for Board Membership. In selecting candidates for appointment, election or re-election to the Board, the nominating committee of the Board of Directors (the “nominating committee”) considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, seeks to insure that at least a majority of the directors are independent under the rules of the Nasdaq Stock Market, that members of RedEnvelope’s audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of RedEnvelope’s business environment, and willingness to devote adequate time to Board duties and work for the best interests of the Company and its stockholders.

      Stockholder Nominees. The nominating committee will consider written proposals from stockholders for nominees for director for RedEnvelope’s 2005 Annual Meeting of Stockholders. Any such nominations should be submitted to the nominating committee c/o the Secretary of RedEnvelope and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of RedEnvelope’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and must be submitted in the time frame described in the Bylaws of RedEnvelope and under the caption, “Stockholder Proposals for 2005 Annual Meeting” below. The nominating committee has not adopted a formal policy for evaluating stockholder nominees.

      Process for Identifying and Evaluating Nominees. The nominating committee reviews, following the end of the Company’s fiscal year, the composition of the Company’s Board of Directors and the ability of its current members to continue effectively as directors for the upcoming fiscal year. In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the nominating committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If the nominating committee thinks it in the best interests of RedEnvelope to nominate a new individual for director in connection with an annual meeting of stockholders, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of RedEnvelope and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the nominating committee will evaluate whether a prospective candidate is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

      Board Nominees for the 2004 Annual Meeting. As stated above, the Nominating Committee has determined it is in the best interests of the Company to renominate the following six (6) currently sitting directors: Michael Moritz, Michael E. Dunn, Karen Edwards, Charles Heilbronn, Daniel R. Lyle and Alison L. May. Each of the six (6) nominees are current directors standing for re-election. Ms. Edwards, who was appointed to fill a vacancy created by the resignation of a former Board member, was recommended by a non-management director.

BOARD MEETINGS AND BOARD COMMITTEES

      During fiscal 2004, the Board of Directors held four regularly scheduled meetings, four telephonic meetings and action was taken via unanimous written consent twice. During fiscal 2004, the audit committee of the Board of Directors met five times and the compensation committee of the Board of Directors met once. The nominating committee was established early in fiscal 2005. Each director attended at least 75% of the meetings of each of the Board and Board committees on which he/she served. RedEnvelope encourages all directors to attend RedEnvelope’s annual stockholder meetings.

      Our Board of Directors has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The following table provides current membership information for each of the committees:

Name	Audit	Compensation	Nominating

Michael Moritz		Member	Member
Michael E. Dunn	Member
Karen Edwards	Member
Scott Galloway
Charles Heilbronn		Member	Member
Daniel R. Lyle	Chairman		Member
Alison L. May

      Below is a description of each committee of the Board of Directors. Each of the committees has the authority to engage independent counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to RedEnvelope.

Audit Committee

      The Audit Committee of the Board of Directors oversees RedEnvelope’s corporate accounting and financial reporting process and the audits of its financial statements. The responsibilities of the audit committee include appointing and providing the compensation of the independent registered public accounting firm to conduct the annual audit of our financial statements, reviewing the scope and results of the audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to RedEnvelope by its independent registered public accounting firm.

      The Audit Committee consists of three Directors: Mr. Lyle, as Chairman, Mr. Dunn and Ms. Edwards. The Board has determined that all members of the audit committee are independent directors under the rules of the Nasdaq National Market and each of them is able to read and understand fundamental financial statements. The Board has determined that Daniel R. Lyle qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee has adopted a written Audit Committee Charter that is attached as Appendix B to these proxy materials. The report of our Audit Committee is included on page 22 of this proxy statement.

Compensation Committee

      The Compensation Committee of the Board of Directors is responsible for administering the Company’s benefit plans, reviewing and administering all compensation arrangements for executive officers, and establishing and reviewing general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee consists of two Directors: Mr. Moritz and Mr. Heilbronn. The Board has determined that both members of the Compensation Committee are “independent” within the meaning of the Nasdaq National Market. The report of our Compensation Committee is included on page 15 of this proxy statement.

Nominating Committee

      The Nominating Committee of the Board of Directors is responsible for recommending to the Board of Directors nominees for possible election to the Board of Directors. The nominating committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website, www.redenvelope.com. The Nominating Committee consists of three Directors: Mr. Heilbronn, Mr. Moritz and Mr. Lyle. The Board has determined that the members of the Compensation Committee are “independent” within the meaning of the Nasdaq National Market.

DIRECTOR COMPENSATION

      Each non-employee director receives an annual retainer fee of $10,000 per member, an additional $1,000 per member for every board meeting attended, an additional $500 per committee member for every committee meeting attended, and annual fees of $2,500 for the chairman of the audit committee and $1,500 for the chairman of the compensation committee. RedEnvelope reimburses its non-employee directors for their out-of-pocket expenses incurred in connection with attending board and committee meetings. Mr. Moritz has declined payment of any fees otherwise payable to him for his services as Chairman of the Board, or as a member of the Board or any Committee thereof.

      RedEnvelope has also granted, and expects to continue to grant, directors options to purchase shares of RedEnvelope’s common stock. Employee directors are eligible to participate in our 1999 Stock Plan and are eligible to participate in our 2003 Employee Stock Purchase Plan. Non-employee directors are eligible to participate in our 1999 Stock Plan and our 2003 Directors’ Stock Option Plan.

      Under the 2003 Directors’ Stock Option Plan, each non-employee director who first becomes a non-employee director receives an automatic initial grant of an option to purchase 40,000 shares of our common stock upon appointment or election. Initial grants to non-employee directors will vest and become exercisable as to 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The 2003 Directors’ Stock Option Plan also provides for annual grants, on the date of each annual meeting of our stockholders, to each non-employee director who has served on our Board of Directors for at least six months and who will continue to serve on our Board of Directors thereafter. The annual grant to non-employee directors (other than our non-employee Chairman of the Board) will be an option to purchase 10,000 shares of common stock and the annual grant to any non-employee Chairman of the Board will be an option to purchase 20,000 shares. All annual option grants will vest and become exercisable as to 100% of shares subject to the option on the first anniversary of the date of grant. The exercise price of all stock options granted under the 2003 Directors’ Stock Option Plan shall be equal to the fair market value of a share of our common stock on the date of grant of the option.

      Specifically, by virtue of his being appointed as Chairman of the Board, Mr. Moritz was to be granted an option to purchase 8,536 shares of common stock. At Mr. Moritz’ request, his option was instead granted to funds affiliated with Sequoia Capital. As a result, on April 11 2003, funds affiliated with Sequoia Capital were granted options to purchase an aggregate of 8,536 shares of common stock at an exercise price of $2.22 per share. These options were fully vested upon grant. It is currently anticipated that any future grants otherwise issuable to Mr. Moritz in his capacity as a board member or Chairman of the Board will be issued instead to funds affiliated with Sequoia Capital. On October 3, 2003, each of Karen Edwards, who was appointed as a director of RedEnvelope on that date, and Daniel R. Lyle were granted options to purchase 40,000 shares of common stock at an exercise price of $14.01 per share. These options vest and become exercisable at a rate of 25% of the shares subject to the option on each annual anniversary of October 3, 2003, subject to the continued service as a director of RedEnvelope by Ms. Edwards and Mr. Lyle, respectively. In addition, on January 29, 2004, RedEnvelope granted an option to purchase 40,000 shares of common stock to Michael E. Dunn at an exercise price of $10.17 per share. The option vests and becomes exercisable at a rate of 25% of the shares subject to the option on each annual anniversary of January 29, 2004, subject to the continued service by Mr. Dunn as a director of RedEnvelope.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No interlocking relationship exists, or in the past fiscal year has existed, between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following tables set forth certain information known to RedEnvelope with respect to beneficial ownership of our common stock as of the close of business on July 9, 2004 (or earlier date for information based on filings with the Securities and Exchange Commission) by:

(i) each person known by RedEnvelope to be the beneficial owner of more than 5% of our common stock,

(ii) each of our directors and director-nominees,

(iii) our Chief Executive Officer and the five other most highly compensated executive officers and former executive officers (collectively, the “Named Executive Officers”), and

(iv) all current directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Except as otherwise indicated, each person or entity has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. The number of shares outstanding used in calculating the percentages for a person in the table below includes the shares underlying options held by such person that are exercisable within 60 days of July 9, 2004. Percentage of beneficial ownership is based on 8,730,540 shares outstanding as of July 9, 2004.

		Percentage of
	Number of	Total Shares
	Outstanding Shares	Beneficially
Name and Address of Beneficial Owner(1)	Beneficially Owned	Owned

5% Stockholders:
Sequoia Capital(2)	1,021,736	11.7%
3000 Sand Hill Road, Suite 4-180 Menlo Park, CA 94025

Moussenvelope, L.L.C.(3)	787,067	9.0%
9 West 57th Street Suite 4605 New York, NY 10019
Galloway Group(4)	774,205	8.9%
42 W. 15th Street, #2 New York, NY 10011

Executive Officers and Directors:
Alison L. May(5)	299,151	3.4%
Hilary Billings(6)	53,686	*
Kristine N. Dang(7)	37,250	*
John W. Roberts(8)	21,910	*
Eric C. Wong(9)	20,202	*
Pamela A. Knox	0	*
Michael Moritz(2)	1,021,736	11.7%
Michael E. Dunn(10)	14,794	*
Karen Edwards	0	*
Scott Galloway(11)	232,945	2.7%
Charles Heilbronn(3)	787,067	9.0%
Daniel R. Lyle(12)	2,500	*
All current directors and executive officers as a group (12 persons)(13)	2,454,047	28.1%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the named individuals is c/o RedEnvelope, Inc., 201 Spear Street, 3rd Floor, San Francisco, CA 94105.

(2)	This information is derived from this stockholder’s Schedule 13G filed with the SEC on December 31, 2003. 385,037 shares of which are directly held by Sequoia Capital IX (“SC IX”), 59,264 shares are directly held by Sequoia Capital Entrepreneurs Fund (“SCEF”), 71,067 shares are directly held by Sequoia Capital IX Principals Fund (“SC IX PF”), SC IX Management, LLC (“SC IX LLC”) is the General Partner of SC IX and SCEF, and the Managing Member SC IX PF. 452,825 of such shares are directly held by Sequoia Capital Franchise Fund, L.P. (“SCFF”) and 53,543 shares are directly held by Sequoia Capital Franchise Partners, L.P. (“SCFP”). SCFF Management, LLC (“SCFF LLC”) is the General Partner of SCFF and SCFP. Mr. Moritz is a Managing Member of SC IX LLC and SCFF LLC. Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.

(3)	This information is derived from this stockholder’s Schedule 13G and Form 4 filed with the SEC on December 31, 2003 and May 25, 2004, respectively. The shares of common stock are held directly by Moussenvelope, L.L.C., (“Moussenvelope”). Moussescapade, L.P., a Cayman Islands limited partnership (“Moussescapade”), is the sole member of Moussenvelope. Moussescribe, a Cayman Islands company (“Moussescribe” and, together with Moussenvelope and Moussescapade, the “Mousse Entities”), is the General Partner of Moussescapade. Mr. Charles Heilbronn is sole owner and president of Moussescribe. Mr. Heilbronn is also a member of the Board. Mr. Heilbronn and the other filers disclaim any beneficial ownership of the shares of Common Stock held by Moussenvelope except to the extent of their pecuniary interest.

(4)	This information is derived from the Schedule 13D filed by Scott Galloway, R. Ian Chaplin, Martin McClanan and Michael L. Meyer (the “Galloway Group”) with the SEC on June 23, 2004, as amended on July 12, 2004.

(5)	Includes 3,000 and 296,151 shares issuable upon exercise of options exercisable within 60 days of July 9, 2004, of which 172,754 are vested at that time.

(6)	Includes 53,686 shares issuable upon exercise of options exercisable within 60 days of July 9, 2004.

(7)	Includes 13,672 and 23,578 shares issuable upon exercise of options exercisable within 60 days of July 9, 2004, of which 15,703 are vested at that time.

(8)	Includes 21,910 shares issuable upon exercise of options exercisable within 60 days of July 9, 2004, of which 9,528 are vested at that time.

(9)	Includes 20,202 shares issuable upon exercise of options exercisable within 60 days of July 9, 2004, of which 9,482 are vested at that time.

(10)	Includes 13,514 and 1,280 shares issuable upon exercise of options exercisable within 60 days of July 9, 2004, of which 586 are vested at that time.

(11)	This information is derived from the Form 13G filed by the Galloway Group with the SEC on June 23, 2004, as amended on July 12, 2004. This information does not include the shares beneficially owned by the other members of the Galloway Group, as reported on the Form 13G, as amended.

(12)	This information is derived from this stockholder’s Form 4 filed with the SEC on May 17, 2004.

(13)	Please see footnotes (2)-(3), (5) and (7)-(12). Also includes 16,492 shares issuable upon exercise of options exercisable within 60 days of July 9, 2004, of which 10,015 are vested at that time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file periodic reports of their ownership, and changes in that ownership. Executive officers, directors and greater than 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

      Based solely on our review of the copies of such forms received by us and written representations from certain reporting persons, we believe that, with respect to fiscal year 2004, all filing requirements applicable to our officers, directors and 10% stockholders were met, except for: (i) failure to file a Form 3 and a Form 4 by Angel Investors II, L.P. who held more than 10% of RedEnvelope’s common stock prior to the closing of RedEnvelope’s initial public offering, but upon the closing of the such offering, held less than 10% of RedEnvelope’s common stock and (ii) a late filing made by Kristine Dang who inadvertently filed a late Form 3 in May 2003 reporting her appointment as a Section 16 officer by RedEnvelope in May 2003.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this Report of the Compensation Committee of our Board of Directors shall not be deemed “filed‘ with the Commission or “soliciting material” under the 1934 Act, and shall not be incorporated by reference into any such filings.

      During fiscal 2003, executive compensation matters were approved by the Compensation Committee, which currently consists of Michael Moritz and Charles Heilbronn, neither of whom is an employee of the Company. The following is the report of the Compensation Committee of our Board of Directors with respect to compensation during fiscal 2004.

General Compensation Philosophy

      The Compensation Committee operates under a written charter, which was amended and restated by our Board of Directors in July of 2003. The Compensation Committee is responsible for setting the Company’s policies regarding compensation and benefits and for the administration of its equity compensation plans. In particular, the Compensation Committee is responsible for determining the compensation of the Company’s executive officers. The primary objectives of the executive compensation policies of our Board of Directors include the following:

•	To attract, motivate, and retain a highly qualified executive management team;

•	To link executive compensation to the achievement of the Company’s strategic and financial objectives;

•	To create management incentives designed to enhance stockholder value.

      RedEnvelope, Inc. competes in an aggressive and dynamic industry and, as a result, our Board of Directors believes that finding, motivating and retaining quality employees, particularly senior managers, is an important factor to RedEnvelope’s future success.

      For fiscal 2004, the Company’s executive compensation program included the following components: (i) base salary and (ii) long-term incentives in the form of options to purchase Common Stock.

Base Salaries

      Base salaries for the Company’s executive officers were initially set in employment agreements between the executives and the Company. The Compensation Committee evaluates these salaries at least annually based on a number of factors, including individual and corporate performance, the competitive environment, and the Company’s internal policies regarding salary increases. RedEnvelope, Inc. seeks to provide base salaries to its executive officers at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated companies.

      During fiscal 2004, the base salary of Alison May, the Company’s President and Chief Executive Officer, was $285,000. Based on a review of public company proxy data and other relevant market data, the Compensation Committee currently believes that cash compensation paid to the Company’s executive officers, including the chief executive officer, was generally consistent with amounts paid to officers with similar responsibilities at similarly situated companies.

Equity-Based Compensation

      RedEnvelope, Inc. provides long-term incentives through its 1999 Stock Plan. Stock options are periodically granted under the 1999 Stock Plan to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. We believe that stock options are a particularly strong incentive, because they are valuable to employees only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of the Company’s common stock on the date the option is granted. In addition, employees must remain employed with the

Company for a fixed period of time in order for the options to vest fully. Options generally vest over a four-year period to encourage option holders to remain employed by the Company.

      The Compensation Committee considers many factors when granting options to executives, including individual performance, the individual’s potential for future contribution to the Company’s success, the strategic nature of the executive’s position, the competitive environment, the number of options already held by the executive, and any other factors that our Board of Directors may deem relevant.

Tax Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code, as amended, disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1.0 million per officer per fiscal year. Certain performance-based compensation is exempt from this limitation. The Committee intends to retain the flexibility necessary to provide total compensation in line with our competitors and the market, our compensation philosophy and the Company’s best interests. To the extent there is no adverse effect on our ability to provide compensation in line with our philosophy and practices, it is the Committee’s policy to minimize executive compensation expense that is non-deductible by RedEnvelope for tax purposes.

Respectfully submitted by:
THE COMPENSATION COMMITTEE

Michael Moritz
Charles Heilbronn

COMPANY PERFORMANCE GRAPH

      Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, the following information relating to the price performance of our common stock shall not be deemed “filed” with the Commission or “soliciting material” under the 1934 Act and shall not be incorporated by reference into any such filings.

      The following line graph compares, for the period commencing on the date that our common stock has been registered under Section 12 of the Exchange Act through the last trading day of our fiscal 2004, the annual percentage change in the cumulative total stockholder return for our common stock with the Nasdaq U.S. Index and a SEC-defined peer group of companies identified as SIC Code 5940 whose primary business is retail-miscellaneous shopping goods stores (the “Peer Group”). The graph assumes that $100 in cash was invested in our common stock, the Nasdaq U.S. Index, and our peer group, on September 25, 2003, (the date our common stock began to trade publicly). The cumulative return information in the graph is provided through March 26, 2004, the last trading day of our fiscal 2004. In accordance with the guidelines of the SEC, the stockholder return for each entity in the Peer Group has been weighted on the basis of market capitalization as of each measurement date set forth in the graph. Historical stock price performance should not be considered indicative of future stock price performance.

COMPARISON OF CUMULATIVE TOTAL RETURN*

AMONG REDENVELOPE INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

*	$100 invested on September 25, 2004 in stock or index-including reinvestment of dividends. RedEnvelope, Inc. has never paid dividends on our common stock and do not have present plans to do so.

	9/25/03	12/31/03	3/26/04

RedEnvelope, Inc.	100.00	114.78	62.89
Nasdaq U.S. Index	100.00	110.05	107.55
Peer Group — Nasdaq Retail Index	100.00	109.12	111.10

EXECUTIVE COMPENSATION

      The following table shows the compensation earned during fiscal years 2004, 2003, and 2002 by (i) our President and Chief Executive Officer, and (ii) the Named Executive Officers. Bonus compensation is reported in the fiscal year in which the compensation was earned.

Summary Compensation Table

				Long-Term
		Annual Compensation		Compensation Awards
				Securities Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)	Compensation ($)

Alison L. May(1)	2004	285,000	0	0	6,131
President and	2003	311,058	0	296,151	573
Chief Executive Officer	2002	0	0	0	0
Hilary Billings(2)	2004	285,000	0	149,444	306
Former Brand Strategist	2003	297,116	0	92,405	4,166
	2002	200,000	80,000	2,684	4,042
John W. Roberts(3)	2004	192,926	0	33,786	195
Senior Vice President,	2003	20,212	0	0	9
Information Technology	2002	0	0	0	0
Kristine N. Dang(4)	2004	189,231	0	21,404	3,957
General Merchandising	2003	172,500	0	6,831	2,363
Manager	2002	148,769	5,000	3,245	2,413
Eric C. Wong(5)	2004	168,462	0	25,674	1,350
Chief Financial Officer	2003	51,923	0	6,404	38
and Corporate Secretary	2002	0	0	0	0
Pamela A. Knox(6)	2004	160,400	0	53,372	19,490
Former Senior Vice	2003	0	0	0	0
President, Marketing	2002	0	0	0	0

(1)	“All Other Compensation” with respect to Ms. May represents $869 for life insurance premiums paid by RedEnvelope for the benefit of the insured and $5,262 for Company contributions to 401 (k) plans of RedEnvelope.

(2)	“All Other Compensation” with respect to Ms. Billings represents $306 for life insurance premiums paid by RedEnvelope for the benefit of the insured.

(3)	“All Other Compensation” with respect to Mr. Roberts represents $195 for life insurance premiums paid by RedEnvelope for the benefit of the insured.

(4)	“All Other Compensation” with respect to Ms. Dang represents $172 for life insurance premiums paid by RedEnvelope for the benefit of the insured and $3,785 for Company contributions to 401 (k) plans of RedEnvelope.

(5)	“All Other Compensation” with respect to Mr. Wong represents $138 for life insurance premiums paid by RedEnvelope for the benefit of the insured and $1,212 for Company contributions to 401 (k) plans of RedEnvelope.

(6)	“All Other Compensation” with respect to Ms. Knox represents $19,231 for severance related payments and $259 for life insurance premiums paid by RedEnvelope for the benefit of the insured.

Option Grants in Fiscal Year 2004

      The following table sets forth certain information with respect to stock option grants during the fiscal year ended March 28, 2004 to the Named Executive Officers.

			Individual Grants
						Potential Realizable
			Percent of Total			Value at Assumed
	Number of		Options			Annual Rate of Stock
	Securities		Granted to			Price Appreciation for
	Underlying		Employees in	Exercise or		Option Term ($)(2)
	Options		Fiscal Year	Base Price	Expiration
Name	Granted (#)		(%)(1)	($/Share)	Date	5%	10%

Alison L. May	0		0	0.00	N/A	0	0
Hilary Billings	149,444	(3)	25	2.22	4/11/2013	209,106	529,916
John W. Roberts	15,798	(4)	3	2.22	4/11/2013	22,105	56,018
	2,988	(5)	1	5.86	7/14/2013	11,002	27,882
	15,000	(3)	3	12.19	10/10/2013	114,993	291,416
Kristine N. Dang	6,404	(3)	1	2.22	4/11/2013	8,961	22,708
	15,000	(3)	3	12.19	10/10/2013	114,933	291,416
Eric C. Wong	10,674	(6)	2	2.22	4/11/2013	14,935	37,849
	15,000	(3)	3	12.19	10/10/2013	114,933	291,416
Pamela A. Knox	53,372	(7)	9	2.22	4/19/2004	74,680	189,253

(1)	Based on an aggregate of 601,374 options granted to employees of RedEnvelope under our 1999 Stock Option Plan during fiscal year ended March 28, 2004.

(2)	In accordance with the rules of the SEC, the potential realizable value over the term of the option (the period from the grant date to the expiration date) is based on SEC-mandated assumed rates of stock appreciation from the option exercise price of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent our estimates of our future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

(3)	The option vests as to 1/48 of the shares monthly.

(4)	The option vests as to 25% of the shares one year after the vesting commencement date and as to 1/48 monthly thereafter.

(5)	The option vests as to 8/48 of the shares on the one year anniversary of the vesting commencement date and as to 1/48 monthly thereafter.

(6)	The option vests as to 10/48 of the shares on the 10 month anniversary of the vesting commencement date and as to 1/48 monthly thereafter.

(7)	The option vests as to 20% of the shares upon Ms. Knox’ initial date of employment, 25% of the shares on the one year anniversary of the vesting commencement date and as to 1/48 of the shares monthly thereafter.

Aggregate Option Exercises in Fiscal Year 2004 and Year-End Option Values

      The following table sets forth information regarding option exercises by the Named Executive Officers in the fiscal year ended March 28, 2004, and unexercised stock options held by the Named Executive Officers as of March 28, 2004.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options at March 28, 2004(1)		at March 28, 2004(2)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Alison L. May	0	0	296,151	0	2,224,272	0
Hilary Billings	0	0	180,338	0	1,108,076	0
John W. Roberts	0	0	20,347	13,439	119,248	0
Kristine N. Dang	0	0	21,286	13,439	117,038	0
Eric C. Wong	0	0	18,639	13,439	122,016	0
Pamela A. Knox	10,674	62,111	0	0	0	0

(1)	All options granted prior to our initial public offering are early exercisable, and when and if exercised, will be subject to a repurchase right held by RedEnvelope, Inc., which right lapses in accordance with the vesting schedules for the option grants.

(2)	Value is based on the $9.15 per share closing price of our common stock on the Nasdaq Stock Market on Friday, March 26, 2004, the last trading day of fiscal year 2004, less the exercise price. The last day of our fiscal year was Sunday, March 28, 2004.

Indemnification Agreements

      RedEnvelope has entered into indemnification agreements with its officers and directors containing provisions that may require RedEnvelope, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct and other than as limited by Delaware law) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Employment Agreements and Change-of-Control Arrangements

      Alison L. May’s employment offer letter dated May 12, 2002 provides that she will receive severance payments equal to twelve months of her then current base salary, paid ratably over a twelve month period, and twelve months of continued health coverage in the event her employment is constructively terminated or terminated other than for cause and provided that she signs our standard general release of any claims against RedEnvelope and resigns from all positions with RedEnvelope. In addition, her option to purchase our common stock may be exercised by delivering full recourse five-year term promissory note and upon a change of control of RedEnvelope twenty-five percent (25%) of the then unvested shares held by Ms. May shall immediately vest. Under the Sarbanes-Oxley Act of 2002, we may not be able to permit Ms. May to exercise her option by delivering a promissory note pursuant to her offer letter while she is a director or executive officer of RedEnvelope.

      Hilary Billings’ letter agreement dated April 10, 2002 provided that in the event of a change in control of RedEnvelope, twenty-five percent (25%) of Ms. Billings’ then unvested options or shares would become immediately vested. If Ms. Billings’ employment terminated other than for cause within the twelve months following a change of control of RedEnvelope, then an additional twenty-five percent (25%) of her remaining unvested options or shares would become immediately vested. In addition, in the event that Ms. Billings’ employment was constructively terminated or terminated other than for cause, she would receive severance payments equal to twelve months of her then current base salary, paid ratably over a twelve month period and twelve months of continued health coverage, provided that she signed our standard general release of all claims and resigned from all positions with RedEnvelope. Finally, Ms. Billings’ options provide that she may exercise them by delivering to us a full-recourse, five-year term promissory note, and she has three years from the date of the termination of her employment with RedEnvelope to exercise her options.

      Ms. Billings’ employment with RedEnvelope terminated on March 28, 2004. In connection therewith, Ms. Billings executed our general release of all claims which provides that Ms. Billings severance benefits provided to her pursuant to her letter agreement shall be $300,000 paid in a lump sum on the effective date of the release.

      On April 9, 2004, RedEnvelope entered into a Consulting Agreement with Ms. Billings whereby we agreed to pay Ms. Billings a non-refundable retainer of $1,500 per week and $250 per hour for time spent by Ms. Billings providing consulting services to RedEnvelope in excess of four hours per week.

      John W. Roberts’ employment offer letter dated February 18, 2003 provides that he will receive severance payments totaling $44,250, paid ratably over a 3 month period, in the event his employment is terminated without cause and provided that he signs our standard general release of any claims against RedEnvelope.

      Pamela Knox, our former Senior Vice President of Marketing, entered into an employment offer letter dated May 20, 2003 that provided that she would receive severance payments totaling $125,000, paid ratably over a six month period, and six months of continued health coverage in the event her employment was terminated without cause and provided that she signed our standard general release of any claims against RedEnvelope. Ms. Knox’s employment with RedEnvelope terminated on January 19, 2004. On March 3, 2004, Ms. Knox executed a Separation Agreement and General Release.

      Options to purchase a total of 17,078, 18,786 and 19,725 shares of common stock held by Eric C. Wong, Mr. Roberts and Kristine Dang, respectively, provide for acceleration of 25% of the then unvested shares in the event of a change of control of the Company. Options to purchase a total of 15,000, 15,000 and 22,000 shares of common stock held by Mr. Wong, Mr. Roberts and Ms. Dang, respectively, provide for acceleration of 25% of the then unvested shares in the event of a change of control of the Company and in the event that Mr. Wong, Mr. Roberts or Ms. Dang, respectively, are terminated without cause or constructively terminated within 12 months following the change of control. In addition, during the current fiscal year, options to purchase a total of 50,000, 20,000, 10,000 and 25,000 shares have been granted to Kristine Dang, Alison L. May, John Roberts and Eric C. Wong, respectively, which provide for acceleration of 25% of the then unvested shares in the event of a change of control of the Company and in the event that Ms. Dang, Ms. May, Mr. Roberts or Mr. Wong, respectively, are terminated without cause or constructively terminated within 12 months following the change of control.

      Options granted to our employees, including to executive officers, subsequent to our initial public offering (“post-IPO options”) provide that 25% of the then-unvested shares subject to such options will become vested in the event that the individual holding the option is terminated without cause or constructively terminated within twelve months following the consummation of a “change in control,” which definition includes, for purposes of the post-IPO options, the replacement of a majority of the Board of Directors. Consequently, in the event that a majority of the members of the Board are replaced as a result of some or all of the Opposing Slate being elected and, within the following twelve months, any employee holding a post-IPO option were terminated without cause or constructively terminated, then 25% of the then-unvested post-IPO options held by each such employee would accelerate and become vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

      Edward Schmults’ employment offer letter dated April 22, 2004 provides that he will receive severance payments totaling $125,000, paid ratably over a 6 month period, in the event his employment is terminated without cause and provided that he signs our standard general release of any claims against RedEnvelope.

      Christopher Nordquist’s employment offer letter dated October 7, 2003 provides that he will receive severance payments totaling $124,995, paid ratably over a 6 month period, in the event his employment is terminated without cause and provided that he signs our standard general release of any claims against RedEnvelope.

AUDIT COMMITTEE REPORT

      The Audit Committee consists of three directors who qualify as independent under the applicable sections of the NASDAQ Stock Market and Rule 10A-3 under the Exchange Act, and operates under a written charter adopted by the Board of Directors. The Audit Committee selects the Company’s independent registered public accounting firm. Deloitte & Touche LLP was selected as the Company’s independent registered public accounting firm for the 2005 fiscal year.

      Management has the responsibility for the financial statements, the accounting and financial reporting processes, including the establishment and maintenance of adequate internal control over financial reporting for the Company. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing their report thereon. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.

      Pursuant to this responsibility, the Audit Committee met with management and the independent registered public accounting firm throughout the year. The Audit Committee reviewed the audit plan and scope with the independent registered public accounting firm, and discussed the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Audit Committee also met with the independent registered public accounting firm, without management present, to discuss the results of their audit work and the quality of the Company’s financial reporting. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

      Management has represented to the Audit Committee that the Company’s audited financial statements as of and for the year ended March 28, 2004, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and its review of the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2004 to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Daniel R. Lyle, Chairman
Michael E. Dunn
Karen Edwards

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES AND SERVICES

      The aggregate fees billed by Deloitte & Touche LLP for the indicated services performed during the fiscal years 2004 and 2003 were as follows:

	Fiscal 2004	Fiscal 2003

Audit Fees(1)	$150,000	$147,000
Audit-Related Fees(2)	$7,500	$300,000
Tax Fees(3)	$28,860	$65,090
All Other Fees

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of RedEnvelope’s annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by RedEnvelope’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of RedEnvelope’s financial statements and are not reported under “Audit Fees.” In fiscal year 2004, these fees included fees for Sarbanes-Oxley readiness services. In fiscal year 2003, these fees included fees for assurance and related services in connection with RedEnvelope’s initial public offering.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

      The Audit Committee has considered, and believes that, the non-audit services provided by Deloitte & Touche LLP as described above are compatible with maintaining Deloitte & Touche LLP’s independence as RedEnvelope’s independent registered public accounting firm.

      The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services not prohibited by law to be performed by RedEnvelope’s independent registered public accounting firm and associated fees. The Audit Committee has the authority to delegate to one or more members of the committee the authority to grant such pre-approvals, provided that such decisions are presented to the full Audit Committee at regularly scheduled meetings.

PROPOSAL TWO:

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee has selected Deloitte & Touche LLP to serve as RedEnvelope’s independent registered public accounting firm for the fiscal year ending April 3, 2005, and the Board of Directors recommends that the stockholders vote in favor of such appointment.

      Deloitte & Touche LLP has served as our independent registered public accounting firm since 2001.

      Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from stockholders.

      The ratification of the appointment of Deloitte & Touche LLP as RedEnvelope’s independent registered public accounting firm requires the affirmative vote of a majority of the shares represented in person or by proxy, entitled to vote and cast affirmatively or negatively at the Annual Meeting.

      Although stockholder ratification of our independent registered public accounting firm is not required by law, as a matter of corporate governance, we are requesting that our stockholders ratify such appointment.

      REDENVELOPE’S BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS REDENVELOPE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 3, 2005.

OTHER INFORMATION

Other Matters of Business

      If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

Annual Report

      Copies of RedEnvelope, Inc.’s 2004 Annual Report to Stockholders are being mailed to stockholders together with this Proxy Statement. Additional copies may be obtained from the Secretary of RedEnvelope by written request.

Deadline for Receipt of Stockholder Proposals for 2005 Annual Meeting

      Under the rules of the Securities and Exchange Commission, stockholder proposals which are intended to be included in RedEnvelope’s proxy statement and presented by such stockholders at our 2005 annual meeting must be received by RedEnvelope at 201 Spear Street, 3rd Floor, San Francisco, CA 94105 no later than [120 days from anniversary of mailing date]. In addition, if RedEnvelope is not notified by [45 days from anniversary of mailing date] of a proposal to be brought before the 2005 annual meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

      In addition, our bylaws establish an advance notice procedure for stockholder proposals, including nominations for the election of directors. In accordance therewith, stockholder proposals must be delivered to the Secretary of RedEnvelope at 201 Spear Street, 3rd Floor, San Francisco, CA 94105 no earlier than April 29, 2005 nor later than May 30, 2005. However, the Bylaws also provide that in the event that the date of annual meeting is more than 30 days prior to or more than 60 days after such anniversary date, and less than 60 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, this advance notice must be received not later than the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on RedEnvelope’s books, and of such beneficial owner and (ii) the number of shares of RedEnvelope’s Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner.

      A copy of the full text of the provisions of the Company’s bylaws addressing stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

Stockholder Communications with the Board of Directors

      Stockholders or other interested parties may contact our Board of Directors as a group, any individual director, or any committee of the Board by sending written correspondence to the following address: Board of Directors, Attn: General Counsel, RedEnvelope 201 Spear Street, 3rd Floor, San Francisco, California 94105, or by sending an email to stockholdercommunications@redenvelope.com.

      Stockholders should clearly specify in each communication the name of the individual or group of directors to whom the communication is addressed. Comments or questions regarding RedEnvelope’s accounting, internal controls, auditing matters or corporate governance matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors will be referred to members of the Nominating Committee.

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

By Order of the Board of Directors

ALISON L. MAY
Chief Executive Officer,
President and Director

Dated: July      , 2004

APPENDIX A

INFORMATION CONCERNING PARTICIPANTS IN THE SOLICITATION

OF PROXIES BY REDENVELOPE, INC.

      Under applicable SEC regulations, members of the board, the board’s nominees and certain officers and employees of RedEnvelope may be deemed to be “participants” with respect to RedEnvelope’s solicitation of proxies in connection with its 2004 annual meeting of stockholders. Certain information about the persons who may be deemed “participants” is provided below.

Directors and Nominees

      The principal occupations of RedEnvelope’s directors who may be deemed participants in RedEnvelope’s solicitation are set forth in Proposal No. 1 under the “Election of Directors” section of this proxy statement. The name and business addresses of the organizations of employment or, in the alternative, mailing address of RedEnvelope’s directors and director nominees are as follows:

Name	Business Address

Michael Moritz	Sequoia Capital Partners 3000 Sand Hill Road Building 4, Suite 180 Menlo Park, CA 94025

Michael E. Dunn	Prophet 150 Spear Street, Suite 1500 San Francisco, CA 94105

Karen Edwards	c/o RedEnvelope 201 Spear Street 3rd Floor San Francisco, CA 94105

Scott Galloway(1)	Brand Farm 42 W. 15th Street, #2 New York, NY 10011

Charles Heilbronn	Mousse Partners Limited 9 West 57th Street Suite 4605 New York, NY 10019

Daniel R. Lyle	c/o RedEnvelope 201 Spear Street 3rd Floor San Francisco, CA 94105

Alison L. May	RedEnvelope 201 Spear Street 3rd Floor San Francisco, CA 94105

(1)	Scott Galloway is deemed a participant in the offering for purposes of Item 4 of Schedule 14A, but Mr. Galloway has stated an intention to solicit proxies for the election of an opposing slate of director nominees and thus will not be soliciting proxies on behalf of the Board of Directors.

Officers and Employees

      The principal occupations of RedEnvelope’s executive officers and other officers and employees who may be deemed “participants” in RedEnvelope’s solicitation of proxies are set forth below. The principal occupation refers to such person’s position with RedEnvelope, and the business address is RedEnvelope, Inc., 201 Spear Street, 3rd Floor, San Francisco, CA 94105.

Name	Principal Occupation

Alison L. May	President and Chief Executive Officer
Eric C. Wong	Chief Financial Officer and Secretary
Christopher E. Nordquist	General Counsel
Susan Hook	Director of Public Relations

Information Regarding Ownership of Redenvelope Securities by Participants

      Except as described in this Appendix A or the proxy statement, none of the persons listed above under “Directors and Nominees” and “Officers and Employees” owns any RedEnvelope securities of record which they do not own beneficially. The number of shares of RedEnvelope common stock held by directors, director nominees and the named executive officers as of the close of business on July 9, 2004, is set forth in the “Security Ownership of Certain Beneficial Owners” section of the proxy statement. The number of shares of RedEnvelope common stock held by the other officers and employees listed above under “Officers and Employees” as of the close of business on July 9, 2004 is set forth below. (The information includes shares that may be acquired by the exercise of stock options within 60 days of such date.)

Share
Name	Ownership

Christopher E. Nordquist	0
Susan Hook	0

Information Regarding Transactions in Redenvelope Securities by Participants

      The following table sets forth purchases and sales during the past two years of shares of RedEnvelope common stock by the persons listed above under “Directors and Nominees” and “Officers and Employees.” Except as otherwise stated below, all transactions were in the public market and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

		Number of Shares of
		Common Stock, Options to
		Purchase Shares of
		Common Stock, and Units
Name	Date	Acquired or (Disposed of)	Notes

Alison L. May	7/25/2002	296,151	(1)
	5/14/2004	3,000	(2)
	7/22/2004	20,000	(1)

Eric C. Wong	1/29/2003	6,404	(1)
	4/11/2003	10,674	(1)
	10/10/2003	15,000	(1)
	7/22/2004	25,000	(1)

Christopher E. Nordquist	10/31/03	40,000	(1)
	7/22/2004	30,000	(1)

Susan Hook	6/14/04	7,000	(1)

Michael Moritz	4/11/2003	8,536	(3)

Michael E. Dunn	10/17/2002	1,280	(1)
	1/29/2004	40,000	(1)
	5/21/2004	13,514	(7)

		Number of Shares of
		Common Stock, Options to
		Purchase Shares of
		Common Stock, and Units
Name	Date	Acquired or (Disposed of)	Notes

Karen Edwards	10/3/2003	40,000	(1)

Scott Galloway	5/21/2004	17,431	(6)
	3/15/2004	31,533	(6)

Charles Heilbronn	5/25/2004	59,407	(2)(8)

Daniel R. Lyle	10/3/2003	40,000	(1)
	5/14/2004	2,500	(2)

(1)	Represents a stock option grant.

(2)	Represents shares purchased in the open market.

(3)	At the request of Mr. Moritz, these options were granted to funds affiliated with Sequoia Capital.

(4)	Represents shares acquired upon the exercise of stock options.

(5)	Represents the sale of shares other than pursuant to a written Rule 10b5-1 Sales Plan.

(6)	Represents the sale of shares to individuals upon exercise by such individuals of a right to purchase such shares.

(7)	Represents shares purchased upon the exercise of a right to buy such shares from other stockholders, including Mr. Galloway.

(8)	Moussescribe, which is the general partner of Moussecapade, L.P., which is the managing member of Moussenvelope, LLC, exercises voting and investment power over these shares through its directors Charles Heilbronn, Michael Rena and Jean Elizabeth Hoysradt. Messrs. Heilbronn, Rena and Ms. Hoysradt disclaim beneficial ownership of the shares, except to the extent of their pecuniary interests therein.

Miscellaneous Information Concerning Participants

      Except as described in the proxy statement, neither any participant nor any of their respective associates or affiliates (together, the “Participant Affiliates”), is either a party to any transaction or series of transactions since the beginning of fiscal 2004, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which RedEnvelope was or is to be a party, (ii) in which the amount involved exceeds $60,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest.

      Except as described in the proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by RedEnvelope or any of its affiliates or any future transactions to which RedEnvelope or any of its affiliates will or may be a party. Except as described in this Appendix A or the proxy statement, there are no contracts, arrangements or understandings by any participant or Participant Affiliate within the past year with any person with respect to any securities of RedEnvelope.

      Mr. Galloway granted options and a warrant to purchase shares of RedEnvelope preferred stock, which converted into options and a warrant to purchase an aggregate of 48,967 shares of RedEnvelope common stock upon the closing of RedEnvelope’s initial public offering, to various employees of Prophet Brand Strategies, including Mr. Dunn. As of May 21, 2004, all of such options and warrants have been exercised or have expired.

APPENDIX B

REDENVELOPE, INC.

Amended and Restated Charter

for the Audit Committee
of the Board of Directors

April 23, 2004

Purpose and Powers

      The purpose of the Audit Committee established by this charter will be: to oversee the accounting and financial reporting processes, and the internal and external audits of RedEnvelope, Inc. (the “Company”); to provide to the Board of Directors (the “Board”) the results of its examinations and recommendations derived therefrom; to outline to the Board improvements made, or to be made, in internal accounting controls; to appoint, compensate and oversee the Company’s independent accountants; to oversee the Company’s investment activities; to engage and compensate independent counsel and other advisors as it deems necessary to carry out its duties; to the extent permitted under applicable laws, rules and regulations, and the Company’s bylaws and Certificate of Incorporation, delegate to one or more members of the Audit Committee the authority to grant pre-approvals of audit services and non-audit services, provided that such decisions are presented to the full Audit Committee at regularly scheduled meetings; to provide the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters which require Board attention; and to serve as the Qualified Legal Compliance Committee (the “QLCC”) in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder.

      The Audit Committee will undertake those specific duties and responsibilities listed below, and such other duties as the Board from time to time may prescribe.

Charter Review

      The Audit Committee will review and reassess the adequacy of this charter at least once every year. Additionally, to the extent and in the manner that the Company is legally required to do so by the rules of the Securities and Exchange Commission (the “SEC”), this charter (as then constituted) shall be publicly filed.

Membership

      The Audit Committee shall consist of at least three members of the Board. Such members will be elected and serve at the pleasure of the Board. The members of the Audit Committee will not be employees of the Company. Each member of the Audit Committee shall meet the independence standards and have the financial expertise as required by the Rules of the National Association of Securities Dealers, Inc., the Securities Exchange Act of 1934 and the rules promulgated thereunder (collectively, the “Exchange Act”), the Sarbanes-Oxley Act of 2002 and all other applicable rules and regulations. The Audit Committee will meet as necessary to develop its procedures and to discharge its duties as the QLCC.

Meetings

      The Audit Committee will meet quarterly, or more often as it deems necessary or appropriate to fulfill its responsibilities set forth herein.

Responsibilities

      To fulfill its responsibilities and duties, the Audit Committee shall:

1. Appoint the independent accountants for ratification by the stockholders and approve the compensation of and oversee the independent accountants.

2. Review the plan for and the scope of the audit and related services at least annually.

3. Confirm that the proposed audit engagement team for the independent public accountants complies with the applicable auditor rotation rules.

4. Pre-approve all audit services and permitted non-audit services to be provided by the independent accountants as required by the Exchange Act.

5. Inquire of management of the Company and the independent accountants about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

6. Review with management any significant changes to GAAP, SEC and other accounting policies or standards that will impact or could impact the financial reports under review.

7. Review with management and the independent accountants at the completion of the annual audit:

a. The Company’s annual financial statements and related footnotes;

b. The independent accountant’s audit of the financial statements;

c. Any significant changes required in the independent accountant’s audit plan;

d. Any difficulties or disputes with management encountered during the course of the audit;

e. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

8. Ensure the receipt of, and review, a report from the independent accountant required by Section 10A of the Exchange Act.

9. Ensure the receipt of, and review, a written statement from the Company’s independent accountants delineating all relationships between the accountants and the Company, consistent with Independence Standards Board Standard 1.

10. Review with the Company’s independent accountants any disclosed relationship or service that may impact the objectivity and independence of the accountant.

11. Review with management and the independent accountants at least annually the Company’s application of critical accounting policies and its consistency from period to period, and the compatibility of these accounting policies with generally accepted accounting principles, and (where appropriate) the Company’s provisions for future occurrences which may have a material impact on the financial statements of the Company.

12. Consider and approve, if appropriate, significant changes to the Company’s accounting principles and financial disclosure practices as suggested by the independent accountants, and management. Review with the independent accountants and management, at appropriate intervals, the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented.

13. Review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses.

14. Oversee the adequacy of the Company’s system of internal accounting controls. Obtain from the independent accountants management letters or summaries on such internal accounting controls. Review any related significant findings and recommendations of the independent accountants together with management’s responses thereto.

15. Oversee the Company’s compliance with the Foreign Corrupt Practices Act.

16. Oversee the Company’s compliance with SEC requirements for disclosure of accountant’s services and Audit Committee members and activities.

17. Oversee the Company’s finance function, which may include the adoption from time to time of a policy with regard to the investment of the Company’s assets.

18. Review and approve all related party transactions other than compensation transactions.

19. Review the periodic reports of the Company with Finance management and the independent accountants prior to filing of the reports with the SEC.

20. Periodically discuss with the independent accountants, without management being present, (i) their judgments about the quality, appropriateness, and acceptability of the Company’s accounting principles and financial disclosure practices, as applied in its financial reporting, and (ii) the completeness and accuracy of the Company’s financial statements.

21. Review and discuss with management the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information) as well as financial information and earnings guidance provided to analysts.

22. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

23. Establish procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board delegates to it or that are required by applicable laws, rules and regulations, as the same may be amended from time to time.

Finally, the Audit Committee shall ensure that the Company’s independent accountants understand both (i) their ultimate accountability to the Board and the Audit Committee, as representatives of the Company’s stockholders and (ii) the Board’s and the Audit Committee’s ultimate authority and responsibility to select, evaluate and, where appropriate, replace the Company’s independent accountants (or to nominate the outside accountant to be proposed for stockholder approval in any proxy statement).

QLCC Responsibilities

      To fulfill its responsibilities and duties as the Qualified Legal Compliance Committee (the “QLCC”), the Audit Committee shall, acting by majority vote:

1. Establish written procedures for the confidential receipt, retention and consideration of attorney reports of certain material violations (“Attorney Reports”) that are required under applicable standards of professional conduct established by the SEC.

2. Inform the Compliance Officer and Chief Executive Officer of any report of evidence of a material violation contained in such Attorney Reports, unless the QLCC decides that reporting the evidence to one or both such officers would be, under the circumstances, futile.

3. Decide if an investigation is necessary to determine whether the material violation specified in the Attorney Report has occurred, is occurring, or is about to occur. If such an investigation is undertaken, the QLCC will: (i) initiate the investigation, which may be undertaken either by the Compliance Officer or outside counsel; and (ii) retain such additional expert personnel as the QLCC deems necessary to complete the investigation. At the conclusion of any such investigation, the QLCC will: (i) direct the company to adopt appropriate remedial measures, including appropriate disclosures or the imposition of appropriate sanctions; and (ii) inform the Compliance Officer, the Chief Executive Officer and the Board of Directors of the results of the investigation and the appropriate remedial measures to be adopted.

If the Company fails in any material respects to take any of the remedial measures recommended by the QLCC, the QLCC has the authority to take all other appropriate action, including notifying the SEC.

The QLCC may undertake such other duties as the Board of Directors from time to time may prescribe.

Reports

      The Audit Committee will to the extent deemed appropriate record its summaries of recommendations to the Board in written form that will be incorporated as a part of the minutes of the Board. To the extent required, the Audit Committee will also prepare and sign a Report of the Audit Committee for inclusion in the Company’s proxy statement for its Annual Meeting of Stockholders.

REDENVELOPE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF REDENVELOPE, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 27, 2004

The undersigned stockholder(s) of RedEnvelope, Inc., a Delaware corporation (the “Corporation), revoking all prior proxies, hereby appoints Alison L. May and Eric C. Wong, and each of them alone, as proxies, with full power of substitution, to vote all shares of Common Stock, $.01 par value per share, of RedEnvelope, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation, to be held on Friday, August 27, 2004, at 9:00 a.m., local time, at the Old Federal Reserve Building, 301 Battery Street, San Francisco, California 94111, and at any adjournments or postponements thereof, with all powers the undersigned would possess if present, upon the matters set forth in the Notice of Annual Meeting of Stockholders and related Proxy Statement each dated [July __, 2004] (a copy of each of which the undersigned acknowledges having received), as set forth below, AND IN THEIR DISCRETION UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. Attendance of the undersigned at the meeting or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicates at the meeting the intention of the undersigned to vote said shares in person.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES UNDER PROPOSAL 1; AGAINST THE PROPOSED RESOLUTION TO INCREASE THE SIZE OF THE BOARD, IF PROPERLY PRESENTED AT THE ANNUAL MEETING; FOR PROPOSAL 2; AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS OF BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF (DISCRETIONARY AUTHORITY FOR WHICH IS GRANTED HEREBY).

(See reverse side)

YOUR VOTE IS IMPORTANT

Please mark, date, sign and mail your proxy card in the envelope provided as soon as possible.

â TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE â

☑ Please mark votes as in this example.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1.	TO ELECT SIX (6) MEMBERS TO THE BOARD OF DIRECTORS, EACH TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR HAS BEEN DULY ELECTED AND QUALIFIED OR UNTIL HIS OR HER EARLIER RESIGNATION OR REMOVAL.

The Corporation’s Board of Directors recommends a vote FOR each of the nominees listed herein.

☐	FOR ALL NOMINEES
☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES Michael Moritz, Michael E. Dunn, Karen Edwards, Charles Heilbronn, Daniel R. Lyle, Alison L. May

INSTRUCTION: To withhold authority to vote for any individual nominee identified above, check the “FOR” box and write that nominee’s name in the line provided below:

The Corporation’s Board of Directors recommends a vote AGAINST the proposed resolution to increase the size of the Board.

Resolution to increase the size of the board of directors to eight members.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Corporation’s Board of Directors recommends a vote FOR proposal 2.

2.	TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE, LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 3, 2005.	FOR ☐	AGAINST ☐	ABSTAIN ☐

and to transact such other matters of business as may properly come before the meeting or any adjournments or postponements thereof.

TO CHANGE THE ADDRESS ON YOUR ACCOUNT, PLEASE CHECK THE BOX AT RIGHT AND INDICATE YOUR NEW ADDRESS IN THE ADDRESS SPACE TO THE LEFT. PLEASE NOTE THAT CHANGES TO THE REGISTERED NAME(S) ON THE ACCOUNT MAY NOT BE SUBMITTED VIA THIS METHOD.				☐

PLEASE SIGN AND RETURN IMMEDIATELY

Note: Please mark, date and sign this proxy exactly as your name or names appear hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DATED:________________________________, 2004 Signature (Please sign exactly as your name appears to the left) Additional Signature (if held jointly) Title